Exhibit 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville Executive Vice President/ Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
For Immediate Release
Christine Mohrmann/Eric Boyriven Financial Dynamics (212) 850-5600
CONSOLIDATED GRAPHICS REPORTS RECORD FIRST QUARTER 2007 FINANCIAL RESULTS
— Record Revenue of $238 Million vs. $210 Million in Prior Year —
— Record Diluted Earnings Per Share of $.97 vs. $.61 in Prior Year —
HOUSTON, TEXAS — August 2, 2006 — Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its first quarter ended June 30, 2006.
Revenue for the June quarter was $238.4 million, up 14% compared to $209.9 million a year ago. Net income for the June quarter was $13.7 million, or $.97 per diluted share, representing increases of 57% and 59% compared to net income of $8.7 million and diluted earnings per share of $.61 a year ago. Revenues, net income and diluted earnings per share this quarter were at record quarterly levels for Consolidated Graphics. The June quarter results included share-based compensation expense of $.8 million after tax, or $.06 per diluted share, resulting from the adoption of SFAS No. 123R effective April 1, 2006, and also a one-time reduction of income tax expense of $.7 million, or $.05 per diluted share, reflecting the cumulative benefit of a net reduction in state income tax rates.
“We are very pleased to report these record results,” commented Joe R. Davis, Chairman and Chief Executive Officer. “Our sales growth is being driven by strong contributions from multiple strategies, including national accounts, CGXSolutions, investment in new technology and acquisitions. This sales growth plus our ongoing focus on purchasing advantages and operating efficiencies has enabled continued strong improvement in operating margins, which rose to 9.4% in the June quarter from 7.3% a year ago, and translated into an accelerated rate of net income and diluted earnings per share growth.”
Mr. Davis added, “We continue to use our strong balance sheet and cash flow to leverage and expand our strategic advantages and for the benefit of enhanced shareholder return. In the June quarter, we made net capital expenditures of $7.2 million and spent $7.4 million to repurchase 147,500 shares of our common stock, while also paying down our outstanding debt by $1.5 million. Our acquisition efforts are reflected in an expanding pipeline of opportunities in addition to the previously announced letter of intent to acquire Global Group Inc. located in Fort Worth, Texas.”
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CONSOLIDATED GRAPHICS REPORTS RECORD FIRST QUARTER 2007 FINANCIAL RESULTS	PAGE -2-
Mr. Davis concluded, “For the September quarter, we expect to achieve continued strong revenue and profit growth over the prior year. We project quarterly revenues to increase 10% from the prior year to $244 million, with diluted earnings per share increasing 48% to $.98. These projected results do not include any contribution from prospective acquisitions.”
Consolidated Graphics will host a conference call today, August 2, 2006, at 11:00 a.m. Eastern Time, to discuss its first quarter ended June 30, 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.
Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
(Table to follow)

CONSOLIDATED GRAPHICS REPORTS RECORD FIRST QUARTER 2007 FINANCIAL RESULTS	PAGE -3-
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30
	2006		2005
Sales	$238,425	100.0%	$209,915	100.0%
Cost of Sales	174,420	73.2	158,112	75.3

Gross Profit	64,005	26.8	51,803	24.7
Selling Expenses	24,357	10.2	22,030	10.5
General and Administrative Expenses	17,215	7.2	14,359	6.9

Operating Income	22,433	9.4	15,414	7.3
Interest Expense, net	1,385	0.6	1,364	0.6

Income before Taxes	21,048	8.8	14,050	6.7
Income Taxes	7,318	3.0	5,321	2.5

Net Income	$13,730	5.8%	$8,729	4.2%

Earnings Per Share
Basic	$1.00		$.63
Diluted	$.97		$.61
Weighted Average Shares Outstanding
Basic	13,705		13,767
Diluted	14,188		14,273
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